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                                                        EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of Organogenesis Inc. and its wholly owned subsidiaries on all Forms S-8 and on all Forms S-3, in effect on the filing date of Organogenesis Inc.'s Annual Report on the Form 10-K for the year end December 31, 1995, of our report dated February 16, 1996, on our audits of the consolidated financial statements of Organogenesis Inc. and its wholly owned subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is included or incorporated by reference in this Annual Report on Form 10-K.



                         Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 22, 1996